Consent of Independent Accountants



We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 9 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated November 17, 2000, relating to the financial statements and financial highlights appearing in the October 31, 2000 Annual Reports to Shareholders of T. Rowe Price Summit Cash Reserves Fund, T. Rowe Price Summit Limited-Term Bond Fund and T. Rowe Price Summit GNMA Fund, comprising T. Rowe Price Summit Funds, Inc. and T. Rowe Price Summit Municipal Money Market Fund, T. Rowe Price Summit Municipal Intermediate Fund and T. Rowe Price Summit Municipal Income Fund, comprising T. Rowe Price Summit Municipal Funds, Inc., which are incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.

In addition, we consent to the inclusion in the Statement of Additional Information constituting part of this Registration Statement, of our report dated October 25, 2000 relating to the financial statement of T. Rowe Price U.S. Bond Index Fund, Inc., as of October 25, 2000.


/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
February 22, 2001